EXHIBIT 99.1
FOR MORE INFORMATION CONTACT:

Drew Biondo
Director of Corporate Communications
Delta Financial Corporation
(516) 812-8208 or
http://www.deltafinancial.com

                DELTA FINANCIAL REPORTS 1ST QUARTER EARNINGS ROSE

                TO $0.36 PER DILUTED SHARE FROM $0.14 A YEAR AGO.

      WOODBURY,  NY,  April  30,  2003 -  Delta  Financial  Corporation  (OTCBB:
DLTO.OB), a specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans, announced today that net income for the quarter ended March 31, 2003 rose to $6.7 million, or $0.36 per diluted share, compared with $2.2 million, or $0.14 per diluted share a year ago, an earnings per share increase of 157%. Revenues for the first quarter of 2003 increased to $26.5 million this year, up from $19.6 million for the same period of 2002.

       "Delta's solid bottom line results for the first quarter of 2003 are attributable to higher overall loan originations and average loan size, while leveraging our existing infrastructure. Profitability benefited from stable fixed costs even as we increased our market share and loan production volumes," said Hugh Miller, Delta Chief Executive Officer.

FIRST QUARTER HIGHLIGHTS
   -  Net income increased three-fold from 2002's first quarter
   -  Total  revenues  rose 35%, as expenses  increased   13%  from 2002's first
      quarter.
   -  Loan originations up 25% sequentially from 2002's Q4; up 70% from Q1 2002.
   - Q1's direct cost to originate declined to 2.4% of loan production from 3.4% for the same period in 2002.
   - Average Q1 2003 loan size was approximately $126,700 this year compared to $101,300 in Q1 2002.

                                     -more-

      "Conditions  were  favorable in  the fixed income  market during the first quarter," noted Mr. Miller, "which once again resulted in a strong securitization execution and, consequently, solid revenues. And while interest rates may rise at some point this year and could adversely impact securitizations, revenues and net income, we have factored that possibility into our profit planning for 2003."

      "We believe the outlook for the Company this year is quite positive," Mr. Miller stated, "and we now expect full year earnings per diluted share to be in the $1.45 to $1.50 range." Prior earnings guidance from the Company was $1.05 per diluted share.

LOAN ORIGINATIONS

      Delta originated $323 million of mortgage loans in the quarter ended March 31, 2003, an increase of 70% over the $190 million of mortgage loans originated in the first quarter of 2002. Sequentially, the Company increased loan production in the first quarter 2003 by 25% (annualized 147%) over its fourth quarter 2002 loan production of $258 million.

      The Company also continues to make significant strides in reducing its direct cost to originate by increasing loan production and average loan size, while keeping fixed expenses relatively stable. For the first quarter 2003, Delta's average loan size increased to approximately $126,700, compared to approximately $101,300 for the first quarter 2002. As a result, Delta's direct cost to originate for the first quarter of 2003 decreased to 2.4%, compared to 2.8% in the fourth quarter of 2002, and 3.4% in the first quarter 2002.

LOAN DISTRIBUTION CHANNEL
      In the first quarter of 2003, wholesale and retail loan originations represented 54% and 46%, respectively, of total loan production, compared to 65% and 35% for the same period one year ago. "We are particularly pleased with our steady growth in retail loan originations over the past few quarters, as we increased retail production in the first quarter 2003 by 31% (annualized 193%) over the fourth quarter 2002 and by 120% from the first quarter 2002. We anticipate retail loan production will continue to represent at least 40% of total loan production," said Mr. Miller.

                                     -more-

SECONDARY MARKETING
      During the first quarter of 2003, Delta completed a $263 million senior-subordinate securitization structure and issued a net interest margin or NIM certificate. As with its previous two securitization structures, this quarter's securitization contained a pre-funding feature under which the Company delivered approximately $230 million of mortgage loans to the securitization trust in the first quarter, and delivered the remaining $33 million of mortgage loans in April 2003. Delta continues to use this structure as it reduces execution and interest rate risk on the additional loans delivered to the securitization trust in the ensuing quarter, which otherwise would be securitized later in that quarter. The revenues, net of related expenses, on the $33 million that was delivered in April 2003 will be recognized in the Company's second quarter 2003 results, when the loans are actually transferred to the securitization trust. In January 2003, Delta delivered an additional $31 million of mortgage loans relating to the Company's fourth quarter 2002 securitization and, in addition, sold approximately $12 million of mortgage loans on a whole-loan basis during the first quarter.

      The following table summarizes the Company's gain on sale of mortgage loans from securitization and whole loan sales consummated and delivered in each of the three months ended March 31, 2003 and 2002:

                                                      MARCH 31, 2003    MARCH 31, 2002

Securitized loans delivered to trust (in millions)      $ 261.0             $175.0
Total cash premium, net of related expenses                5.8%               4.1%
Excess cashflow certificate                                1.0%               2.0%

Whole loan sales                                          $12.2              $38.7
Total cash premium, net of related reserve                 4.6%               4.2%

Total Gain on Sale:
Total securitization and loan sales (in millions)        $273.2             $213.7
Total cash premium, net of related expenses and reserve    5.7%               4.1%
Excess cashflow certificate                                1.0%               1.6%
  Total Gain on Sale                                       6.7%               5.7%

                                     -more-

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Approximately 86% of the Company's gain on sale in the first quarter of 2003 was cash  revenues,  compared to 72% for the same  period one year ago.  The Company
intends  to  continue  to  use  a  combination  of  securitizations   (including
pre-funding features) and whole loan sales to maximize cash proceeds.

FACTORS THAT MAY IMPACT EARNINGS GUIDANCE

      The earnings guidance given in this release speaks only as of a given point in time and is necessarily based upon numerous assumptions that may not prove valid in the future. The Company hereby disclaims any obligation to update the guidance at any future date. The process of determining quarterly earnings involves, among other things, assumptions regarding our future loan production, securitization execution, interest rates, availability of funding at favorable terms and conditions, loan prepayment rates, delinquency and default rates, costs associated with litigation and regulatory compliance and general economic conditions. Therefore, any assumptions that are imbedded in current earnings guidance are just current estimates that are subject to significant potential revisions based upon the facts and circumstances which may exist at future period ends.

      As reported in more detail in its Form 10-K and 10-Q's, the Company has a significant deferred tax asset of $45.4 million as of March 31, 2003 - the majority of which is reduced by a valuation allowance that was established in 2001 ($39.8 million at March 31, 2003). As a result of the valuation allowance, the Company has recorded minimal taxes in its results of operations over the past several quarters. Over the next several quarters, Delta's senior management and audit committee will be reviewing whether and when it may be appropriate to reverse the valuation allowance. Any reversal of the valuation allowance will have two significant effects. First, in the quarter the Company makes such a reversal, it will record additional income equal to the amount of the valuation allowance reversal. Second, if the valuation allowance is reversed in its entirety, then the Company's results of operations following such a reversal will include a tax provision reflecting its corporate tax rate of approximately 40%.

                                     -more-


                                       4

      Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates home equity loans primarily in 26 states. Loans are originated through a network of approximately 1,500 brokers and the Company's retail offices. Since 1991, Delta has sold approximately $8.0 billion of its mortgages through 35 securitizations.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release, which are not historical fact, may be deemed to be "forward-looking" statements under federal securities laws that involve risk and uncertainties. Forward-looking statements relate to, among other things, expectations as to future earnings and business prospects, interest rates, broker and retail loan production and loan performance. There are many important factors that could cause Delta Financial Corporation and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; the Company's ability or inability to continue to access the securitization and whole loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs associated with litigation, the Company's regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for Delta Financial Corporation and its subsidiaries' services, and other risks identified in Delta Financial Corporation's Securities and Exchange Commission filings. Delta hereby disclaims any obligation to update or revise any of the information contained in this press release at any future date.



                                     -more-

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

                  DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
            (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                               THREE MONTHS ENDED
                                                     MARCH 31,
                                                2003         2002
                                             -----------  -----------
REVENUES
  Net gain on sale of mortgage loans         $ 18,165       12,338
  Interest                                      2,810        3,902
  Net origination fees and other income         5,571        3,404
                                               ------       ------
     Total revenue                             26,546       19,644
                                               ------       ------
EXPENSES
  Payroll and related costs                    12,729        9,677
  Interest expense                              1,079        1,547
  General and administrative                    5,773        6,055
                                               ------       ------
     Total expenses                            19,581       17,279
                                               ------       ------

Income before income tax expense                6,965        2,365
Provision for income tax expense                  268          120
                                               ------       ------
Net income                                   $  6,697        2,245
                                               ======       ======

PER SHARE DATA:
Basic-net income per common shares           $   0.42         0.14
                                               ======       ======
Diluted-net income per common shares         $   0.36         0.14
                                               ======       ======

Weighted average number of
  shares outstanding - Basic                15,921,173   15,883,749
                                            ==========   ==========
Weighted average number of
  shares outstanding - Diluted              18,489,825   16,406,317
                                            ==========   ==========


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



                  DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED AND CONDENSED BALANCE SHEETS
                       (UNAUDITED) (DOLLARS IN THOUSANDS)



                                                  MARCH 31,     DECEMBER 31,
                                                    2003            2002
                                                 ----------      -----------
ASSETS:
Cash and interest-bearing deposits               $   3,127          3,405
Loans held for sale, net                            69,974         33,984
Excess cashflow certificates                        25,976         24,565
Other assets                                        12,064         11,590
                                                 ---------      ---------
   Total assets                                  $ 111,141         73,544
                                                 =========      =========

LIABILITIES:
Warehouse financing and other borrowings         $  46,338         16,352
Senior notes                                        10,844         10,844
Other liabilities                                   17,762         16,851
                                                 ---------       --------
   Total liabilities                                74,944         44,047
                                                 ---------       --------

STOCKHOLDERS' EQUITY:                               36,197         29,497
                                                 ---------       --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY:      $ 111,141         73,544
                                                 =========       ========


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